Exhibit 23, Form 10-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kansas City Life Insurance Company:

We consent to the use of our reports dated February 27, 2006, with respect to the consolidated balance sheets of Kansas City Life Insurance Company as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and financial statement schedules I-V, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, included herein.

/s/KPMG LLP

KPMG LLP

Kansas City, MO

February 27, 2006